EXHIBIT 99.1

PINNACLE ENTERTAINMENT ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE THE OPERATIONS OF THE MEADOWS RACETRACK AND CASINO FROM GAMING & LEISURE PROPERTIES, INC.

LAS VEGAS, March 29, 2016 — Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“PNK” or “Pinnacle”) announced today that it entered into a definitive agreement with a subsidiary of Gaming and Leisure Properties, Inc. (“GLPI”) to acquire the operations of the Meadows Racetrack and Casino (“Meadows”) for total consideration of $138.0 million. Following the close of the transaction, Pinnacle will operate the Meadows’ gaming entertainment business and lease its underlying real property from GLPI in a triple net lease with initial annual rent of $25.5 million (implying 1.9x rent coverage). On a trailing twelve month basis at February 29, 2016, the Meadows generated net revenues of $289 million, EBITDAR of approximately $47.2 million, EBITDAR margin of 16.4%, and EBITDA of $21.7 million after giving effect to rent expense.

The Meadows is located in Washington, PA, approximately 25 miles outside of Pittsburgh, PA. The property features a casino and pari-mutuel gaming experience that includes approximately 3,170 gaming devices, 74 table games, 11 poker tables, and a 5/8 harness mile horse racetrack with a 500-seat grandstand. Additionally, the Meadows features a full complement of non-gaming amenities, including 11 casual and fine dining restaurants, bars and lounge outlets, 7,500 sq. ft. of banquet space, a 24-lane bowling center, and hotel accommodations provided by an attached, but separately owned and managed, Hyatt Place hotel with 155 guest rooms.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, “We are excited to announce this compelling acquisition and look forward to welcoming the team members and guests of the Meadows into the Pinnacle Entertainment family. The Meadows is an attractive gaming entertainment business, with a broad base of operations and high quality gaming and non-gaming amenities. The Meadows will complement our existing collection of terrific properties and provide additional operational scale, geographic diversification, and another wonderful location, the greater Pittsburg area, for the guests of Pinnacle Entertainment to visit. Following the close of the transaction, our portfolio of gaming entertainment businesses will span 16 locations in 10 states and 14 distinct gaming markets.

“We believe through the many established resources at Pinnacle Entertainment, Inc., we will add significant value by leveraging Pinnacle’s broader scale, and central service center capabilities. Through the integration of the Meadows, we anticipate generating meaningful synergies over the next few years. These synergies are primarily driven by enhancing the Meadows’ profitable revenue streams with the mychoice player loyalty program, heightened marketing effectiveness, improved data base management and targeted operating efficiencies,” concluded Mr. Sanfilippo.

Meadows Lease Details

•	Term: 10 year initial term, with renewal terms up to 29 years at Pinnacle’s option (initial term plus three 5-year extensions and one 4-year extension)

•	Rent: Initial annual rent totaling $25.5 million, comprised of:

•	Base rent of $14 million, subject to annual escalation

•	Percentage rent of $11.5 million

•	Resets every two years beginning in the third lease year by an amount equal to 4% of the change in average net revenues for the trailing two-year cumulative period

•	Triple Net Lease: Pinnacle is responsible for maintenance capital expenditures, property taxes, insurance and other expenses

Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, “We are excited to announce the acquisition of the Meadows business, which we believe demonstrates the power of Pinnacle’s go-forward operating structure, financial flexibility and growth strategy.

“We anticipate financing the acquisition with our $400 million revolving credit facility and cash on hand. We expect the transaction to have a marginal impact on our total leverage at closing, and expect it to be immediately accretive to our already substantial free cash flow base,” concluded Mr. Ruisanchez.

The transaction is subject to the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission, the expiration or termination of the applicable Hart-Scott-Rodino waiting period, and other customary closing conditions. The transaction is expected to close by the end of the third quarter 2016.

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Forward Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding the transaction between Pinnacle and a subsidiary of GLPI whereby the Company would acquire the operations of the Meadows Racetrack and Casino (the “Meadows”); the expected synergies and benefits of the transaction; and the consummation of the transaction and the timing thereof. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Pinnacle’s control that could cause actual results to differ materially from actual those reflected in such statements. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate the potential transaction and the possibility that the transaction does not close when expected or at all; (b) the ability and timing to obtain approval of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission; (c) Pinnacle’s ability to realize the synergies contemplated by a potential transaction and its ability to promptly and effectively integrate the operations of the Meadows; (e) the requirement to satisfy closing conditions to the definitive agreement, including the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (f) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on February 29, 2016. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction between GLPI and Pinnacle whereby Pinnacle will sell to GLPI substantially all of its real estate to GLPI (except the Belterra Park property and excess land at certain locations), GLPI has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (File No. 333-206649) that includes a definitive joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI. This communication is not a substitute for the joint proxy statement/prospectus or any other document that GLPI or Pinnacle may file with the SEC or send to their shareholders in connection with the proposed transaction. The registration statement on Form S-4 was declared effective by the SEC on February 16, 2016. Pinnacle mailed the definitive proxy statement/prospectus to its stockholders on or about February 16, 2016, and its stockholders approved the transaction on March 15, 2016. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS FILED AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the definitive joint proxy statement/prospectus and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by GLPI are available free of charge on GLPI’s investor relations website at investors.glpropinc.com or by contacting GLPI’s investor relations representative at (203) 682-8211. Copies of the documents filed with the SEC by Pinnacle are available free of charge on Pinnacle’s investor relations website at investors.pnkinc.com or by contacting Pinnacle’s investor relations department at (702) 541-7777.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

About Gaming & Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

GLPI is under contract to purchase the operations of the Meadows and associated real estate from Cannery Casino Resorts, LLC and its affiliates and has the right to have a third party operator purchase the operations of the Meadows. Pinnacle would be the third party operator.

Pinnacle Entertainment Contact:

Vincent J. Zahn, CFA

Vice President & Treasurer

702-541-7777/investors@pnkmail.com

Gaming & Leisure Properties Contacts:

Kara Smith

T: 646-277-1211

Email: Kara.Smith@icrinc.com

Bill Clifford

T: 610-401-2900

Email: Bclifford@glpropinc.com

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